Exhibit 5.1

+1 212 230 8800 (t)

+1 212 230 8888 (f)

www.wilmerhale.com

July 24, 2017

Thermo Fisher Scientific Inc.

168 Third Avenue

Waltham, Massachusetts 02451

Re:	Floating Rate Senior Notes due 2019

1.400% Senior Notes due 2026

1.950% Senior Notes due 2029

2.875% Senior Notes due 2037

Ladies and Gentlemen:

We have acted as counsel for Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of €500,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2019 (the “Floating Rate Notes”), €700,000,000 aggregate principal amount of its 1.400% Senior Notes due 2026 (the “2026 Notes”), €700,000,000 aggregate principal amount of its 1.950% Senior Notes due 2029 (the “2029 Notes”) and €700,000,000 aggregate principal amount of its 2.875% Senior Notes due 2037 (the “2037 Notes” and, collectively with the Floating Rate Notes, the 2026 Notes and the 2029 Notes, the “Notes”) pursuant to an underwriting agreement, dated July 18, 2017 (the “Underwriting Agreement”), among the Company and Goldman Sachs & Co. LLC, Merrill Lynch International, Barclays Bank PLC, HSBC Bank plc and the several other underwriters named in Schedule A to the Underwriting Agreement. The Notes will be issued pursuant to an indenture, dated as of November 20, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Sixteenth Supplemental Indenture of even date herewith (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, and will be subject to the Paying Agency Agreement, dated as of July 24, 2017 (the “Paying Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as paying agent (the “London Paying Agent”). The Floating Rate Notes will also be subject to a Calculation Agency Agreement, dated as of July 24, 2017 (the “Calculation Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as calculation agent (the “Calculation Agent”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-3 (File No. 333-209867) under the Securities Act of 1933, as amended (the “Securities Act”), on March 1, 2016, and the Post-Effective Amendment No. 1 thereto under the Securities Act on August 1, 2016 (such Registration Statement, as amended by the Post-Effective Amendment No. 1 thereto, the “Registration Statement”), including the prospectus, dated August 1, 2016 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated July 18, 2017 (the “Preliminary Prospectus Supplement”), and the prospectus supplement, dated July 18, 2017 (the “Prospectus Supplement”).

Thermo Fisher Scientific Inc.

July 24, 2017

We have examined and relied upon (i) corporate or other proceedings of the Company regarding the authorization, execution and delivery of the Indenture, the Paying Agency Agreement, the Calculation Agency Agreement and the Underwriting Agreement and the issuance of the Notes, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Preliminary Prospectus Supplement, (v) the Prospectus Supplement, (vi) the Underwriting Agreement and (vii) the Indenture. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture will be a valid and binding obligation of the Trustee; (iii) the Paying Agency Agreement will be a valid and binding obligation of the London Paying Agent, (iv) the Calculation Agency Agreement will be the valid and binding obligation of the Calculation Agent, and (v) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended. We have also assumed that at the time of the issuance and sale of the Notes, the Board of Directors of the Company (or any committee of such Board of Directors or any person acting pursuant to authority properly delegated to such person by the Board of Directors of the Company or any committee of such Board of Directors) has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Notes.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Notes, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the

Thermo Fisher Scientific Inc.

July 24, 2017

General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company, and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner